EXHIBIT 3(i)(c)

ARTICLES OF AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION OF ASP VENTURES CORP.

Pursuant to the provisions of Title XXXVI, Chapter 607.1006 of the Florida Statutes, the undersigned corporation, ASP Ventures Corp. adopts the following Articles of Amendment to its Amended Articles of Incorporation.

The following amendment to the Amended Articles of Incorporation dated May 14, 1998 was adopted by a majority of the stockholders of the corporation on May 11, 2007.

This amendment deletes Article IV of the Amended Articles of Incorporation in its entirety, providing for a new Article IV, as set forth below:

ARTICLE IV

SHARES

The capital stock of this corporation shall consist of 250,000,000 shares of common stock, $.001 par value.

The number of shares of the corporation outstanding at the time this amendment was adopted and the number of shares entitled to vote thereon was 40,071,069. The number of shares voted for such amendment was 24,166,233. The number of votes cast for the amendment by the stockholders was sufficient for approval of same.

The increase in authorized common shares to 250,000,000 par value $0.001 will be effective on the filing of this amendment to the Amended Articles of Incorporation of ASP Ventures Corp. with the Florida Secretary of State.

Dated June 6, 2007

/s/ Nora Coccaro

Nora Coccaro

Chief Executive Officer

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